EXHIBIT 99.2


                        [BRUNO'S, INC. LETTERHEAD]



NEWS RELEASE                                             CONTACT: CATHERINE BYRD
FOR IMMEDIATE RELEASE                                    205-940-9449



         BIRMINGHAM, AL (August 22, 1995) -- Bruno's, Inc. announced today that William J. Bolton has been named Chairman and Chief Executive Officer of the Company. His appointment is effective immediately.

         Bolton, 49, is a 29-year veteran of American Stores, the second largest food and drug retailer in the country, and its predecessor companies. He has been President of Chicago-based Jewel Food Stores, a subsidiary of American Stores, since 1991. Since early 1995 he has also been Chief Operating Officer, Markets for American Stores, where he was responsible for the capital growth plans of the corporation.

         During his tenure at American Stores, Bolton held executive level positions in grocery merchandising, bakery/deli, general merchandise, marketing and real estate. He also has store-level retail experience. Bolton is a graduate of Western Michigan University's Food Co-op Program.

         "Bruno's reputation is tremendous. I have been familiar with the family, the Company, and its fine tradition for many years," said Bolton. "I look forward to focusing on the future growth of this outstanding Company."

         "Bruno's has a strong tradition of customer service. Our southeastern markets are very attractive areas for growth. The potential for a company with such a solid foundation is exciting. I believe my responsibility is to help lead the Bruno's team of employees in aggressively building our business," said Bolton.

         "Bill Bolton brings a wealth of industry knowledge and experience to Bruno's," said outgoing Chairman and CEO Ronald G. Bruno. "I am confident the Company will continue to grow and prosper under his leadership as he develops a new senior management team."

         "Ronald Bruno will continue to work at the Company during a transition period. He will remain a member of Bruno's board of directors.

         "Bill brings strong leadership skills and a breadth of supermarket experience to Bruno's," said Paul Racther and Jamie Greene, general partners of Kohlberg Kravis Roberts & Co (KKR). "In particular, his success in emphasizing customer service and consistent growth in cash flow at Jewel through astute marketing and merchandising programs will be invaluable to Bruno's future growth".


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Bill Bolton
Bruno's, Inc.
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         Shareholders of Bruno's, Inc. approved on Friday, August 18 the previously announced merger of Bruno's with Crimson Acquisition Corp., a company organized by KKR. Bruno's is a leading regional food retailer operating a total of 252 supermarkets in Alabama, Georgia, Mississippi, Florida, South Carolina and Tennessee.